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                                                                       EXHIBIT 5


                              HOLLAND & KNIGHT LLP

September 18, 1998

Board of Directors
Republic Bancshares, Inc.
111 Second Avenue, N.E. Suite 300
St. Petersburg, Florida 33701

Gentlemen:

         This opinion is given in connection with the filing by Republic Bancshares, Inc., a corporation organized and existing under the laws of the State of Florida ("Bancshares"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-4 ("Registration Statement") with respect to the shares of the $2.00 par value common stock of Bancshares ("Bancshares Common Stock") to be issued in connection with the proposed acquisition of Lochaven Federal Savings and Loan Association ("Lochaven") by Bancshares.

         The proposed acquisition is intended to be effected pursuant to an Agreement and Plan of Merger, dated as of May 6, 1998 (the "Agreement"), by and among Bancshares, its wholly-owned subsidiary, Republic Bank ("Republic") and Lochaven pursuant to which Lochaven will merge with and into Republic (the "Merger"). Upon consummation of the Merger, each outstanding share of the common stock of Lochaven ("Lochaven Common Stock") (excluding shares held by Lochaven or Bancshares or its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters' rights) will be converted into and exchanged for 0.2776 of a share of Bancshares Common Stock in accordance with the terms of the Agreement.

         In rendering this opinion, we have examined the corporate records and documents, including the Agreement, as we have deemed relevant and necessary as the basis for the opinion set forth herein. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that have been disclosed by independent verification.

         Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that the shares of Bancshares Common Stock included in the Registration Statement have been duly authorized by all requisite actions on the part of Bancshares and, upon consummation of the Merger, such shares, when issued to the holders of Lochaven Common Stock in connection with the Merger as provided in the Agreement, will be validly issued, fully paid and non-assessable.

         Members of this firm are licensed to practice law in the States of California, Florida, Georgia, Massachusetts, New York and Virginia and the District of Columbia and before the federal courts in such jurisdictions and, for purposes of this opinion, we express no opinion with regard to any law other than the laws of the State of Florida.


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         We hereby consent to the use of the opinions as Exhibits 5 and 8 of this Registration Statement and to the reference made to the firm under the caption "Legal Opinions" in the Proxy Statement/Prospectus constituting part of the Registration Statement. In giving consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                                   Sincerely yours,

                                                   HOLLAND & KNIGHT LLP

                                                   By:
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